UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2011
CRESTWOOD MIDSTREAM PARTNERS LP
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation or Organization)	001-33631 (Commission File Number)	56-2639586 (IRS Employer Identification No.)

717 Texas Avenue, Suite 3150 Houston, TX 77002 (Address of principal executive offices) (Zip Code)
(832) 519-2200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 18, 2011, the Conflicts Committee of the Board of Directors (the “Board”) of Crestwood Gas Services GP LLC (the “General Partner”), the general partner of Crestwood Midstream Partners LP (the “Partnership”), and the Management Committee (the “Management Committee”) of Crestwood Holdings Partners, LLC (“Holdings”) adopted the Holding’s 2011 Incentive Compensation Plan (the “2011 Plan”). The 2011 Plan provides for awards of annual cash and equity bonuses to employees of Holdings, including the named executive officers of the General Partner, who provide services to the General Partner for the benefit of the Partnership.
Bonuses under the 2011 Plan will be based on an employee’s annual performance appraisal and the Partnership’s performance, which performance will be based on key performance indicators (“KPIs”). The Management Committee and the Board has established relative weight (the “weighting factor”) to be accorded to each KPI and the various target levels within each KPI. The KPIs for the Partnership for the 2011 Plan include: certain gathering volumes, adjusted distributable cash flow, certain operating expenses, certain third party volumes, environmental, health and safety measures, and financing, commercial and value added events. Eighty percent of the bonus pool will be allocated to the Partnership’s actual performance compared to the KPIs and weighting factors while the remaining twenty percent of the bonus pool will be allocated at the discretion of the Management Committee and the Board. An eligible employee’s annual cash bonus is generally calculated by multiplying the employee target incentive percentage times the percent awarded for KPIs times the weighting factor times the employee performance rating. The Board and the Management Committee have not made a final determinative regarding the target and maximum bonus levels to be paid under the 2011 Plan. Any future grant of incentive compensation will be consistent with the 2011 Plan.

Signatures
      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP By: Crestwood Gas Services GP LLC, its general partner
Date: April 22, 2011	By:	/s/ William G. Manias
William G. Manias
Senior Vice President and Chief Financial Officer